Exhibit 99.(a)(1)(D)
EMAIL FROM STOCK ADMINISTRATION RE ELIGIBLE OPTION GRANT
Subject: Eligible Option Grant
Dear [Name]:
Your grant number [Grant_ID], an option to purchase [Number] shares of MannKind common stock at a price of [Price], is eligible for exchange in MannKind’s Stock Option Exchange Program. This Eligible Option Grant is subject to [time/performance]-based vesting.
If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Stock Administration is August 6, 2008 at 5:00 p.m. Pacific Daylight Time.
A copy of the Election Form along with instructions for completing and delivering the form can be found at http://forefront/hr/benefits1.1/optionexchange or by contacting Stock Administration. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.
If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.
If you have questions regarding the Stock Option Exchange Program, contact Stock Administration at (661) 775-5595 or stockadmin@mannkindcorp.com.

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